EXHIBIT 12.1

KNOLOGY, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	YEAR ENDED DECEMBER 31,					THREE MONTHS ENDED MARCH 31,
	1998	1999	2000	2001	2002	2002	2003
EARNINGS
Income (Loss) before cumulative effect of change in accounting principle and (provision) benefit for income taxes per statement of operations.	$(27,608,378)	$(76,743,572)	$(104,065,694)	$(119,459,402)	$(1,331,653)	$(26,579,194)	$(20,469,331)
ADD:
Portion of rents representative of the interest factor	89,192	248,333	219,780	242,435	482,866	175,833	186,639
Interest on indebtedness	29,033,088	34,308,742	39,715,232	42,793,088	36,265,879	10,814,715	6,980,144
Capitalized interest	2,469,000	3,040,000	2,329,000	2,430,453	—	—	—
Amortization of debt discount	13,651,778	15,798,661	17,638,349	19,739,129	14,609,501	5,038,749	—
Fixed charges of unconsolidated subsidiary	—					—	—

Income as adjusted	$17,634,680	$(23,347,836)	$(44,163,333)	$(54,254,297)	$50,026,593	$(10,549,897)	$(13,302,548)

FiXED CHARGES
Portion of rents representative of the interest factor	89,192	248,333	219,780	242,435	482,866	175,833	186,639
Interest on indebtedness	29,033,088	34,308,742	39,715,232	42,793,088	36,265,879	10,814,715	6,980,144
Capitalized interest	2,469,000	3,040,000	2,329,000	2,430,453	—	—	—
Amortization of debt discount	13,651,778	15,798,661	17,638,349	19,739,129	14,609,501	5,038,749	—
Fixed charges of unconsolidated subsidiary	—	—	—	—	—	—	—

Fixed Charges	$45,243,058	$53,395,736	$59,902,361	$65,205,105	$51,358,246	$16,029,297	$7,166,783

Ratio of earnings to fixed charges	—	—	—	—	—	—	—
Insufficient earnings to cover fixed charges	27,608,378	76,743,572	104,065,694	119,459,402	1,331,653	26,579,194	20,469,331